Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-260972) on Form S-3 and (No. 333-249286, No. 333-254145, and No. 333-262949) on Form S-8 of our report dated February 23, 2023, with respect to the consolidated financial statements of C4 Therapeutics, Inc.

/s/ KPMG LLP
Boston, Massachusetts
February 23, 2023